NEWS RELEASE	For immediate release

California Resources Corporation Announces:

•	Early Participation Results

•	Extension of Deadline to Receive Early Participation Premium

•	Upsize of its Offers to Exchange Outstanding Senior Notes for New 8.00% Senior Secured Second Lien Notes Due 2022

November 27, 2015 LOS ANGELES -- California Resources Corporation (NYSE: CRC), today announced the early participation results of its private offers to exchange (the “Exchange Offers”) CRC’s newly issued 8.00% Senior Secured Second Lien Notes due 2022 (the “New Secured Notes”) for certain of its outstanding 5.0% Senior Notes due 2020 (the “5% Notes”), 5.5% Senior Notes due 2021 (the “5½% Notes”) and 6.0% Senior Notes due 2024 (the “6% Notes” and together, the “Old Notes”) held by Eligible Holders (as defined below).

As of 5:00 p.m. New York City time on November 25, 2015, approximately $3,292 million in aggregate principal amount of the Old Notes, representing 65.8% of the outstanding principal amount of the Old Notes, had been validly tendered (and not validly withdrawn) pursuant to the Exchange Offers.

		Principal Amount of New Secured Notes(1)
Title of Old Notes	Principal Amount Outstanding (in millions)	Exchange Consideration	Early Participation Premium	Total Exchange Consideration(2)	Principal Amount Tendered (in millions)
5% Notes due 2020	$1,000	$750	$50	$800	$549
5½% Notes due 2021	$1,750	$750	$50	$800	$1,078
6% Notes due 2024	$2,250	$750	$50	$800	$1,665

(1)	For each $1,000 principal amount of Old Notes.

(2)	Includes Early Participation Premium.

CRC also announced today that the aggregate principal amount of Old Notes to be accepted in the Exchange Offers has increased from $1 billion to $2.8125 billion (the “Maximum Exchange Amount”). As a result of this upsize, CRC has extended the early participation deadline of its Exchange Offers (the

“Early Participation Time”) to 5:00 p.m., New York City time on December 1, 2015. All other terms of the Exchange Offers, as previously announced, remain unchanged.

After giving effect to the upsize, and based on the principal amount of Old Notes tendered as of 5:00 p.m. New York City time on November 25, 2015, approximately $2,250 million in principal amount of New Secured Notes would be issued in the Exchange Offers. The actual principal amount of New Secured Notes to be issued in respect of the Old Notes tendered may vary from the principal amount set forth above and will be based on the actual principal amount of Old Notes validly tendered (and not validly withdrawn) in the Exchange Offers at or prior to the Early Participation Time or Expiration Time and the corresponding proration factor. Based on participation to date, approximately 85.4% of Old Notes validly tendered in the Exchange Offers will be accepted for exchange.

Holders who have already validly tendered (and not validly withdrawn) their Old Notes do not need to re-tender their Old Notes. Under the terms of the Exchange Offers, holders who have previously tendered their Old Notes can no longer validly withdraw those notes from the Exchange Offers, except to the extent required by law.

Validly tendered Old Notes will be accepted for exchange upon the terms and subject to the conditions set forth in the offering memorandum described below on a pro rata basis in proportion to the aggregate principal amount of Old Notes validly tendered (and not validly withdrawn) by the Expiration Time, with no series of Old Notes having priority over any other series of Old Notes to be exchanged pursuant to the Exchange Offers, except that Old Notes validly tendered (and not validly withdrawn) at or before the Early Participation Time will be accepted for exchange before any Old Notes validly tendered (and not validly withdrawn) after the Early Participation Time.

For each $1,000 in principal amount of Old Notes validly tendered (and not validly withdrawn) at or prior to the Early Participation Time and accepted for exchange by CRC, each Eligible Holder will receive “Total Exchange Consideration” consisting of $800 in principal amount of the New Secured Notes, which includes the “Early Participation Premium” of $50 in principal amount of New Secured Notes. For each $1,000 in principal amount of Old Notes validly tendered after the Early Participation Time, Eligible Holders will be eligible to receive only the “Exchange Consideration” of $750 in principal amount of New Secured Notes.

In addition to the Exchange Consideration or Total Exchange Consideration, as applicable, CRC will pay in cash accrued and unpaid interest on Old Notes accepted in the Exchange Offers from the applicable last interest payment date to, but not including the Settlement Date for the Exchange Offers. Interest on the New Secured Notes will accrue from the Settlement Date.

The Exchange Offers are being conducted upon the terms and subject to the conditions set forth in the offering memorandum, dated November 12, 2015, and the related letter of transmittal. Documents relating to the Exchange Offers will only be distributed to “Eligible Holders” of Old Notes who complete and return an eligibility form confirming that they are either a “qualified institutional buyer” under Rule 144A or not a “U.S. person” under Regulation S for purposes of applicable securities laws.

The consummation of the Exchange Offers is subject to, and conditional upon, the satisfaction or waiver of certain conditions, including, among other things, the entry into a security agreement and related intercreditor agreement whereby the New Secured Notes and related guarantees will be secured by a second-priority lien on assets of CRC and certain of its material subsidiaries. The Exchange Offers are not subject to any minimum amount of Old Notes being tendered.

The New Secured Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws. The New Secured Notes may not be offered or sold within the United States, absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or a solicitation of any offer to buy any securities, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to Rule 135c under the Securities Act.
About California Resources Corporation

California Resources Corporation is the largest oil and natural gas exploration and production company in California on a gross-operated basis. The Company operates its world class resource base exclusively within the State of California, applying integrated infrastructure to gather, process and market its production. Using advanced technology, California Resources Corporation focuses on safely and responsibly supplying affordable energy for California by Californians.

Contacts:

Scott Espenshade (Investor Relations)	Margita Thompson (Media)
818 661-6010	818 661-6005
Scott.Espenshade@crc.com	Margita.Thompson@crc.com

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